Exhibit 99.6

Dear Member:

We are pleased to announce that Sunshine Savings Bank is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Sunshine Savings MHC (depositors of Sunshine Savings Bank) at a Special Meeting of Members. Sunshine Savings Bank will be the wholly owned subsidiary of a newly formed stock holding company named Sunshine Financial, Inc. In connection with the conversion, Sunshine Financial, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

To complete the conversion, we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and Reorganization and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section attached to the order form bearing your name and address. This proxy card should be voted prior to the Special Meeting of Members to be held on _____________, 2010. Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the Conversion will offer a number of advantages, such as an opportunity for depositors of Sunshine Savings Bank to become shareholders of Sunshine Financial, Inc. Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).
➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.
➢	Members have a right, but not an obligation, to buy Sunshine Financial, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.
➢	Like all stock, shares of Sunshine Financial, Inc.’s common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a complete discussion of the conversion and stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of Sunshine Financial, Inc., your Stock Order and Certification Form and payment must be received by us before 12:00 noon, Eastern Time, on __________, 2010.

If you have questions regarding the conversion and the stock offering, please call us at (___) ___-____, Monday through Friday, from _:00 a.m. to _:00 p.m., Eastern Time, or stop by our Stock Information Center located at 1400 East Park Avenue, Tallahassee, Florida 32301. The Stock Information Center will be open weekdays during the offering, except bank holidays, on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., Eastern Time.

Sincerely,

/s/ Louis O. Davis Jr.
Louis O. Davis Jr.
President, Chief Executive Officer and Director

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

VS

Dear Prospective Investor:

We are pleased to announce that Sunshine Savings Bank is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Sunshine Savings MHC (depositors of Sunshine Savings Bank). Sunshine Savings Bank will be the wholly owned subsidiary of a newly formed stock holding company named Sunshine Financial, Inc. In connection with the conversion, Sunshine Financial, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

We have enclosed the following materials that will help you learn more about an investment in the common stock of Sunshine Financial, Inc. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about the operations at Sunshine Savings Bank and a complete discussion on the proposed conversion and stock offering of Sunshine Financial, Inc.

STOCK ORDER AND CERTIFICATION FORM: This form may be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 noon, Eastern Time, on _________, 2010.

We invite you and other community members to become stockholders of Sunshine Financial, Inc. Through this offering, you have the opportunity to buy stock directly from Sunshine Financial, Inc. without paying a commission or a fee.

If you have questions regarding the conversion and the stock offering, please call us at (___) ___-____, Monday through Friday, from _:00 a.m. to_E:00 p.m. Eastern Time, or stop by our Stock Information Center located at 1400 East Park Avenue, Tallahassee, Florida 32301. The Stock Information Center will be open weekdays during the offering, except bank holidays, on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., Eastern Time.

Sincerely,

/s/ Louis O. Davis Jr.
Louis O. Davis Jr.
President, Chief Executive Officer and Director

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

C

Dear Friend:

We are pleased to announce that Sunshine Savings Bank is converting from the mutual holding company to the stock holding company form of organization, subject to approval of the members of Sunshine Savings MHC (depositors of Sunshine Savings Bank). Sunshine Savings Bank will be the wholly owned subsidiary of a newly formed stock holding company named Sunshine Financial, Inc. In connection with the conversion, Sunshine Financial, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Because we believe you may be interested in learning more about an investment in the common stock of Sunshine Financial, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about Sunshine Savings Bank’s operations and the proposed conversion and offering of Sunshine Financial, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form may be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 noon, Eastern Time, on ____________, 2010.

As a friend of Sunshine Savings Bank, you will have the opportunity to buy common stock directly from Sunshine Financial, Inc. in the offering without paying a commission or fee, subject to our members’ priority subscription rights. If you have questions regarding the conversion and the stock offering, please call us at (___) ___-____ Monday through Friday, from _:00 a.m. to _:00 p.m. Eastern Time, or stop by our Stock Information Center located at 1400 East Park Avenue, Tallahassee, Florida 32301. The Stock Information Center will be open weekdays during the offering, except bank holidays, on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., Eastern Time.

We are pleased to offer you this opportunity to become a stockholder of Sunshine Financial, Inc.

Sincerely,

/s/ Louis O. Davis Jr.
Louis O. Davis Jr.
President, Chief Executive Officer and Director

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

F

Dear Member:

We are pleased to announce that Sunshine Savings Bank is converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Sunshine Savings MHC (depositors of Sunshine Savings Bank) at a Special Meeting of Members. Sunshine Savings Bank will be the wholly owned subsidiary of a newly formed stock holding company named Sunshine Financial, Inc.  In connection with the conversion, Sunshine Financial, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

Unfortunately, Sunshine Financial, Inc. is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical for reasons of cost or otherwise.  Accordingly, this letter and the enclosures should not be considered an offer to sell or a solicitation of an offer to buy the common stock of Sunshine Financial, Inc.

However, as a member of Sunshine Savings MHC you have the right to vote on the Plan of Conversion and Reorganization at the Special Meeting of Members to be held on ____________, 2010.  Enclosed is a proxy statement describing the Plan of Conversion and Reorganization, your voting rights and proxy cards.  YOUR VOTE IS VERY IMPORTANT.  Your proxy card(s) should be signed and returned to us prior to the Special Meeting of Members on ________________, 2010. Please take a moment now to sign the enclosed proxy card(s) and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

We invite you to attend the Special Meeting on _____________, 2010.  Whether or not you are able to attend, please complete the enclosed proxy card(s) and return it in the enclosed envelope.

Sincerely,

/s/ Louis O. Davis Jr.
Louis O. Davis Jr.
President, Chief Executive Officer and Director

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

J

To Members and Friends of Sunshine Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting Sunshine Savings Bank in converting from the mutual holding company to the stock holding company form of organization, subject to approval by the members of Sunshine Savings MHC (depositors of Sunshine Savings Bank). Upon completion of the conversion and reorganization, Sunshine Savings Bank will be a wholly owned subsidiary of a newly formed stock holding company, Sunshine Financial, Inc. In connection with the conversion, Sunshine Financial, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion and Reorganization.

At the request of Sunshine Financial, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Sunshine Financial, Inc. common stock being offered to customers of Sunshine Savings Bank and various other persons until _____m., Eastern Time, on ________, 2010. Please read the enclosed prospectus carefully for a complete description of the stock offering. Sunshine Financial, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have additional questions regarding the conversion or stock offering, please call us at (___) ___-____, Monday through Friday, from _:00 a.m. to _:00 p.m. Eastern Time, or stop by our Stock Information Center Monday through Friday, from _:00 a.m. to _:00 p.m., located at 1400 East Park Avenue, Tallahassee, Florida 32301.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

BD

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•
Know the Rules. By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•
“Neither a Borrower nor a Lender Be.” If someone offers to lend you money so that you can participate or participate more fully in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•
Watch Out for Opportunists. The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•
Get the Facts from the Source. If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

OTS

Read This First

Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Response Center at (800) 842-6929. The OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact the OTS at ombudsman@ots.treas.gov.

OTS

Proposed Holding Company for
Sunshine Savings Bank

QUESTIONS
&
ANSWERS

about our Conversion
and Stock Offering

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the Sunshine Savings Bank conversion and stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of Sunshine Savings Bank, our customers and the communities we serve.

What is the conversion?

Under the Plan of Conversion and Reorganization (the “plan”), our organization is converting from the mutual holding company to the stock holding company form of organization. As a result of the conversion, Sunshine Savings Bank will be the wholly owned subsidiary of a newly formed stock holding company named Sunshine Financial, Inc.

After the conversion is completed, 100% of the common stock of Sunshine Financial, Inc. will be owned by public stockholders.

Why is sunshine savings bank converting to the stock form of organization?

The conversion to the stock holding company form of organization will enable Sunshine Savings Bank to access capital through the sale of common stock by Sunshine Financial, Inc. This additional capital will provide us with the flexibility to support internal growth through increased lending in the communities we serve, improve our capital position during a period of significant economic uncertainty, support future operational growth, support future branching activities and/or the acquisition of financial services companies as opportunities arise, and allow us to implement more flexible capital management strategies and to retain and attract qualified personnel.

What effect will the conversion have on existing deposit and loan accounts and customer relationships?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Sunshine Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

Will customers notice any change in sunshine savings bank’s day-to-day activities as a result of the conversion and the offering?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, staff or branches.

THE PROXY VOTE

Although we have received conditional approval, the Plan is also subject to depositor approval.

Should i vote to approve the plan of conversion and reorganization?

Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and Reorganization. Your Board of Directors believes that converting to a public ownership structure will best support future growth and expanded services. Your “FOR” vote is very important! NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION AND REORGANIZATION.

Why did i get several proxy cards?

If you had more than one deposit account on ________, 2010, you could receive more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards – please vote all of the proxy cards you receive.

PLEASE SIGN, DATE AND RETURN ALL PROXY CARDS TODAY!

How many votes do i have?

Depositors are entitled to one vote for each $100 on deposit. No member may cast more than 1,000 votes. Proxy cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer when you vote your proxy card(s).

May i vote in person at the special meeting?

Yes, but we would still like you to vote your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later-dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

1

More than one name appears on my proxy card, who must sign?

The names reflect the title of your deposit account. Proxy cards for joint deposit accounts require the signature of only one of the depositors. Proxy cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

Are sunshine savings bank’s depositors required to purchase stock in the conversion?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Sunshine Savings Bank. The conversion will allow depositors of Sunshine Savings Bank an opportunity to buy common stock and become stockholders of Sunshine Financial, Inc.

How many common shares are being offered and at what price?

Sunshine Financial, Inc. is offering up to 1,207,500 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.

Who is eligible to purchase common shares in the subscription and community offerings?

Pursuant to the Plan, non-transferable rights to subscribe for shares of Sunshine Financial, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority #1 – Depositors with an aggregate balance of at least $50 with Sunshine Savings Bank at the close of business on June 30, 2009;

Priority #2 – Our tax-qualified employee benefit plans;

Priority #3 – Depositors with an aggregate balance of at least $50 with Sunshine Savings Bank at the close of business on September 30, 2010;

Priority #4 – Depositors of Sunshine Savings Bank at the close of business on __________, 2010.

Shares not purchased in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a preference given first to natural persons (including trusts of natural persons) residing in Leon County, Florida and the counties contiguous to Leon County.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

How many shares may i buy?

The minimum order is 25 shares ($250). The maximum individual purchase limit is 45,000 shares ($450,000). No person, together with associates of, and persons acting in concert with such person, may purchase more than 45,000 shares ($450,000) of common stock in all categories combined, as further discussed in the prospectus.

Will the common stock be insured?

No. Like any common stock, the common stock of Sunshine Financial, Inc. will not be insured.

How do i order the common stock?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received (not postmarked) by 12:00 noon, Eastern Time, on _________, 2010. Delivery of an original stock order form (copies or facsimiles are not acceptable) and full payment may be made by mail using the Stock Order Reply Envelope provided, by overnight courier to the indicated address on the stock order form, or by hand-delivery to any of our full service branch offices. Please do not mail stock order forms to Sunshine Savings Bank.

How may i pay for my common stock?

First, you may pay for common stock by check or money order made payable to Sunshine Financial, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks. Sunshine Savings Bank line of credit checks may not be used. Please do not mail cash!

Second, you may authorize us to withdraw funds from your savings account or certificate of deposit at Sunshine Savings Bank for the amount of funds you specify for payment. There is no penalty for early withdrawal from a certificate of deposit. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from Sunshine Savings Bank accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Sunshine Savings Bank may not be listed for direct withdrawal. See information on IRA accounts below.

2

Will i earn interest on my funds?

Interest will be paid by Sunshine Financial, Inc. on these funds at Sunshine Savings Bank’s regular savings rate from the day the funds are received until the completion or termination of the conversion. At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your Sunshine Savings Bank deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until the completion or termination of the offering.

Can i purchase stock using funds in my sunshine savings bank ira?

Yes. To do so, however, you must first establish a self-directed IRA at a brokerage firm or the trust department of another financial institution and transfer a portion or all of the funds in your IRA at Sunshine Savings Bank. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time.

Will dividends be paid on the common stock?

Sunshine Financial, Inc.’s Board of Directors currently plans to pay cash dividends in the future. However, no decision with respect to the amount and timing of dividends has been made. Although future dividends are not guaranteed, based on our pro forma shareholders’ equity and cash to be retained at Sunshine Financial, Inc., we believe Sunshine Financial, Inc. will be capable of paying a dividend after the completion of this offering.  We will not pay or take any steps to pay a tax-free dividend that qualifies as a return on capital for at least one year following the offering. See “Our Policy Regarding Dividends,” located in the prospectus.

How will the common stock be traded?

Sunshine Financial, Inc.’s stock is expected to trade on the OTC Bulletin Board after the completion of the offering. However, no assurance can be given that an active and liquid market will develop.

Are executive officers and directors of sunshine savings bank planning to purchase stock?

Yes! The executive officers and directors of Sunshine Savings Bank plan to purchase, in the aggregate, approximately $351,000 worth of stock or approximately 3.9% of the common stock offered at the minimum of the offering range.

Must i pay a commission?

No. You will not be charged a commission or fee on the purchase of common stock in the conversion.

May i change my mind after i place an order to subscribe for stock?

No. After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by __________, in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If i purchase shares in the offering, when will i receive my stock certificate?

Our transfer agent, Registrar and Transfer Company, will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of Sunshine Financial, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

For additional information, refer to the enclosed prospectus or call our Stock Information Center, toll free, at (___) ___-____, Monday through Friday, between _:00 a.m. and _:00 p.m., Eastern Time. You can also stop into our main office at 1400 East Park Avenue, Tallahassee, Florida to speak with a stock center representative on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

3

PROXYGRAM

PLEASE VOTE TODAY

We recently sent you a proxy statement and other materials regarding a proposal to convert Sunshine Savings Bank from the mutual holding company to the stock holding company form of organization.

Your vote on the Plan of Conversion and Reorganization has not yet been received.

Voting for the conversion and reorganization does not obligate you to purchase stock and will not affect your accounts or FDIC Deposit Insurance Coverage.

Not Returning Your Proxy Card has the Same Effect as Voting “Against” the Conversion and Reorganization.
Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion and Reorganization.

Your Vote Is Important To Us!

Please vote TODAY! Please sign, date and return your proxy card(s) by using the enclosed envelope. If you received more than one proxy card, please be sure to vote all cards you received.

Thank you,

/s/ Louis O. Davis Jr.
Louis O. Davis Jr.
President, Chief Executive Officer and Director

If you have already signed, dated and returned your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (___) ___-____.

PG1

PROXYGRAM II

PLEASE VOTE TODAY

We recently sent you a proxy statement and related materials regarding a proposal to convert Sunshine Savings Bank from the mutual holding company to the stock holding company form of organization.

Your vote on the Plan of Conversion and Reorganization has not yet been received.

Voting for the Conversion and Reorganization does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.

Not Returning Your Proxy Card(s) has the Same Effect as Voting “Against” the Conversion and Reorganization.
Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion and Reorganization.

Our Reasons for the Corporate Change

Our primary reasons for converting and raising additional capital through the offering are to:
● support future internal growth through increased lending and deposit gathering in the communities we serve and may serve in the future;
● improve our capital position during a period of significant economic uncertainty;
● provide us with greater operating flexibility and allow us to better compete with other financial institutions;
● provide us with additional financial resources to pursue future expansion and acquisition opportunities, although we have no current understandings or agreements with respect to any such acquisitions;
● help us retain and attract qualified management by establishing stock-based benefit plans;
● eliminate the uncertainties associated with the mutual holding company structure under the recently enacted financial reform legislation;
● structure our business in a form that will enable us to access the capital markets.

Your Vote Is Important To Us!

Please vote TODAY! Please sign, date and return your proxy card(s) by using the enclosed envelope. If you received more than one proxy card, please be sure to vote all cards you received.

Thank you,

/s/ Louis O. Davis Jr.
Louis O. Davis Jr.
President, Chief Executive Officer and Director

If you have already signed, dated and returned your proxy card(s), please accept our thanks and disregard this notice.
For further information please call the Stock Information Center at (___) ___-____.

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PG2

___________, 2010

Dear Valued Member:

We recently forwarded to you a proxy statement and related materials regarding a proposal to convert Sunshine Savings Bank from the mutual holding company to the stock holding company form of organization. This conversion will allow us to operate in essentially the same manner as we currently operate, but provide us with the flexibility to increase our capital, continue to support future lending and operational growth, and support future branching activities and/or the acquisition of financial services companies.

As of today, your vote on our Plan of Conversion and Reorganization has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and Reorganization.

If you have already voted, please accept our thanks and disregard this request. If you have not yet voted, we would sincerely appreciate you taking a moment to vote TODAY! Please take a moment now to sign and date the enclosed proxy card and return it to us in the postage-paid envelope provided. If you received more than one proxy card, please vote all cards you received. Our meeting on ___________, 2010 is fast approaching and we’d like to receive your vote as soon as possible.

Voting “FOR” the conversion does not affect the terms of or insurance on your accounts.  For further information, please call our Stock Information Center at (___) ___-____, Monday through Friday, between _:00 a.m. and _:00 p.m., Eastern Time, or stop by our Stock Information Center located at 1400 East Park Avenue, Tallahassee, Florida 32301.  The Stock Information Center will be open weekdays during the offering, except bank holidays, on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., Eastern Time.

Best regards and thank you,

/s/ Louis O. Davis Jr.
Louis O. Davis Jr.
President, Chief Executive Officer and Director

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

PG3

Sunshine Savings Bank Website Message:

Plan of Conversion
and
Reorganization
Information

Sunshine Savings Bank is pleased to announce that materials were mailed on or about November __, 2010 regarding Sunshine Savings MHC’s Plan of Conversion and Reorganization and the stock offering by Sunshine Financial, Inc. If you were a depositor as of June 30, 2009, September 30, 2010, or __________, 2010, you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a member of Sunshine Savings MHC as of the Voting Record Date, ________, 2010, one or more proxy cards are included in your packet. We encourage you to return ALL proxy cards or vote by Internet or Telephone as promptly as possible… and THANK YOU!

Information, including a prospectus in regards to Sunshine Financial, Inc.’s stock offering, was also enclosed. The subscription offering has commenced and continues until ____m., Eastern Time, on _________, 2010, at which time your order must be received if you want to take part in the offering.

Depending upon the outcome of the subscription offering that expires _________, 2010, our best estimate at this time for trading of Sunshine Financial, Inc. stock on the OTC Bulletin Board is early January. However, as described in the prospectus, it could be later. We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center is (___) ___-____.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering Sunshine Savings Bank Website Message

Stock Issuance Information

The Sunshine Financial, Inc. stock offering closed on ___________, 2010. The results of the offering are as follows:
________________________________________________.

Interest and refund checks [if applicable] will be mailed to subscribers on or about ________, 2010 by regular mail to the name and address provided on the Stock Order and Certification Form submitted. No special mailing instructions will be accepted.

Allocations will be made available on KBW’s website beginning on or about ____________, 2010. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Sunshine Financial, Inc. will be Registrar and Transfer Company based in Cranford, New Jersey and the phone number for its Investor Relations Department is (800) 368-5948.

We anticipate trading to begin on or about ____________, 2010 on the OTC Bulletin Board.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.